UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2025 (March 21, 2025)

Rapid7, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37496	35-2423994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Causeway Street,
Boston, Massachusetts 02114
(Address of principal executive offices), including zip code

(617) 247-1717

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	RPD	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 21, 2025, Rapid7, Inc. (“Company”) entered into a Cooperation Agreement (the “Cooperation Agreement”) with JANA Partners Management, LP (together with its controlled affiliates and controlled associates, “JANA”).

In accordance with the Cooperation Agreement and the Company’s Amended and Restated Bylaws, the Company agreed to (i) expand the size of the Board from eight (8) to eleven (11) directors, and (ii) appoint, effective no later than April 15, 2025, each of (A) Wael Mohamed and (B) Michael Burns to serve as an independent director of the Company’s board of directors (the “Board”) who will stand for election at the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”). Pursuant to the terms of the Cooperation Agreement, promptly upon written request from JANA, the Board will appoint Kevin Galligan (together with Mr. Mohamed and Mr. Burns, the “Agreed Nominees”) to serve as an independent director of the Board who will stand for election at the 2025 Annual Meeting. The Company also agreed that the vacancies resulting from the increase in the size of the Board may only be filled by the Agreed Nominees and by no other person(s), and (ii) the appointment of Mr. Galligan will occur (and such request from JANA will be sent) no later than 45 business days following March 21, 2025. The Agreed Nominees will be included in the Company’s slate of nominees for election as directors at the 2025 Annual Meeting. The Company has agreed that, following the appointment of the Agreed Nominees, the Company will not increase the size of the Board above twelve (12) directors prior to the Termination Date (as defined below).

If (A) Mr. Galligan resigns or otherwise vacates his role as a director at any time from the date of the Cooperation Agreement until the Termination Date, then JANA will have the right to designate a replacement candidate that meets the criteria set forth in the Cooperation Agreement and is reasonably acceptable to the Board, and (B) Mr. Burns resigns or otherwise vacates his role as a director at any time from the date of the Cooperation Agreement until the Termination Date, then the Company and JANA will mutually agree on a replacement director, in each case provided JANA still beneficially owns an aggregate net long position of at least 2% (as adjusted for stock splits, stock dividends, reverse stock splits and similar events) of the Company’s outstanding common stock,.

Concurrently with the appointments of the Agreed Nominees, Mr. Galligan shall be appointed to the Compensation Committee of the Board and Mr. Burns shall be appointed to the Audit Committee of the Board. The Board has agreed to give the Agreed Nominees the same due consideration for membership on any committee of the Board as any other independent director with similar relevant expertise and qualifications, including any new committee(s) and subcommittee(s) that may be established.

The Cooperation Agreement also contains customary mutual non-disparagement provisions. Each party’s obligations under the respective non-disparagement provisions of the Cooperation Agreement will terminate immediately upon any breach by the other party of its non-disparagement obligations.

Pursuant to the Cooperation Agreement, JANA may not, directly or indirectly, acquire beneficial or other ownership of more than 14.9% of the shares of the Company’s outstanding common stock, without the prior written consent of the Board.

Additionally, JANA will vote all shares of the Company’s common stock beneficially owned by it and over which it has direct or indirect voting power at any annual or special meeting of the Company’s stockholders (prior to the Termination Date) (i) in favor of the following persons for election as directors of the Company and no other person(s): the Agreed Nominees, Corey E. Thomas, Michael J. Berry, Marc Brown, Judy Bruner, Benjamin Holzman, J. Benjamin Nye, Thomas Schodorf and Reeny Sodhi and (ii) in accordance with the Board’s recommendations with respect to (a) the election, removal or replacement of directors of the Company to the extent such recommendations are made in accordance with clause (i), and (b) any other proposal submitted to shareholders; provided, however, that in the event that Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommends otherwise with respect to any proposals (other than the election of the persons named in clause (i)), JANA will be permitted to vote in accordance with the ISS or Glass Lewis recommendation; provided, further, that JANA will be permitted to vote in its sole discretion with respect to an extraordinary transaction and matters related to the implementation of takeover defenses.

Pursuant to the Cooperation Agreement, Mr. Galligan will submit an irrevocable resignation letter (the “Irrevocable Resignation Letter”) resigning as a director of the Company effective only upon, and subject to, the occurrence of a material breach by JANA of certain of its obligations under the Irrevocable Resignation Letter.

Unless otherwise mutually agreed to in writing by each party, the Cooperation Agreement will terminate upon the earlier of (i) the date that is thirty (30) calendar days prior to the beginning of the Company’s advance notice period for the nomination of directors at the 2026 annual meeting of the Company’s stockholders, and (ii) January 9, 2026 (the “Termination Date”).

The foregoing summary of the Cooperation Agreement does not purport to be complete and is subject to, and qualified in its entirety, by reference to the full text of the Cooperation Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth in Item 1.01 above of this Form 8-K is hereby incorporated herein by reference. Effective March 21, 2025, the Board increased the size of the Board from eight (8) to eleven (11) directors and appointed each of Mr. Mohamed and Mr. Burns as directors, effective no later than April 15, 2025. Additionally, the Board approved the appointment of Mr. Galligan as a director contingent upon receipt of a written request from JANA pursuant to the Cooperation Agreement, effective no later than 45 business days following March 21, 2025.

Mr. Mohamed has a unique combination of cybersecurity, digital transformation, and executive leadership expertise, which has enabled him to be a go-to advisor for boards and executives for more than 30 years. Mr. Mohamed is the co-founder and Managing General Partner of Global Forward Capital. Prior to that, Mr. Mohamed was an Operating Partner at Advent International and became the CEO of Forescout, an Advent International portfolio company. He previously served as President & COO and board member of Trend Micro Group. Mr. Mohamed received a Bachelor of Computer Science from Dalhousie University and the Executive Corporate Director Certificate from Harvard Business School. The Board does not anticipate appointing Mr. Mohamed to any Board committees upon his appointment.

Mr. Burns has more than 25 years of senior leadership experience in finance and operations with high-growth public technology companies. Most recently, Mr. Burns served as Chief Financial Officer of Imperva, Inc. Previously he served as CFO of Gigamon as well as CFO of Volterra Semiconductor. Earlier in his career, Mr. Burns held senior finance roles at Intel Corporation. He earned his A.B. in Economics and M.S. in Industrial Engineering from Stanford University, and his MBA from the UC Berkeley Haas School of Business. Upon his appointment to the Board, Mr. Burns will sit on the Audit Committee of the Board.

Mr. Galligan has 18 years of experience investing in companies and driving shareholder value. He is a Partner and Director of Research at JANA Partners, an investment firm specializing in enhancing shareholder value. Mr. Galligan joined JANA Partners in 2011 from Kohlberg Kravis Roberts & Company where he was a Principal in the North American Private Equity Group. Prior to that, he worked in the Mergers & Acquisitions Advisory Division of The Blackstone Group. Mr. Galligan holds a B.A. in Economics from Columbia University. Upon his appointment to the Board, Mr. Galligan will sit on the Compensation Committee of the Board.

Messrs. Mohamed, Burns and Galligan will be appointed to the Board pursuant to the Cooperation Agreement. Additionally, based only on the Schedule 13D filed by JANA and Mr. Burns with the Securities and Exchange Commission (“SEC”) on March 13, 2025, the Company understands and hereby discloses that Mr. Burns entered into a nomination agreement with JANA, dated as of March 11, 2025 (the “Nominee Agreement”) pursuant to which Mr. Burns agreed, upon the election of JANA, to become a member of a slate of nominees and to stand for election as a director of the Company at the 2025 Annual Meeting. Pursuant to the Nominee Agreement, JANA has agreed to pay the costs of soliciting proxies in connection with the 2025 Annual Meeting, and to defend and indemnify Mr. Burns against, and with respect to, any losses that may be incurred by Mr. Burns in the event he becomes a party to litigation based on his nomination as a candidate for election to the Board and the solicitation of proxies in support of his election. Mr. Burns received compensation under the Nominee Agreement in the amount of $50,000. Pursuant to the Nominee Agreement, in the event Mr. Burns was elected to the Board in a contested election, he would have been entitled to receive from JANA an additional $150,000 and would have been required to hold shares of the Company’s common stock with a market value equal to $200,000 (adjusted for taxes) as of the date of his election (subject to certain exceptions), until the later of when he is no longer a director of the Company and three years from the date of his appointment (subject to certain exceptions). The Nominee Agreement terminated upon the execution of the Cooperation Agreement. The foregoing summary of the Nominee Agreement is not complete and is qualified in its entirety by reference to the full text of the form of Nominee Agreement, a copy of which is attached as Exhibit 99.2 to the Schedule 13D with the SEC on March 13, 2025 and is incorporated by reference herein.

Each Agreed Nominee, upon his respective appointment to the Board, will receive compensation consistent with the Company’s compensation program for non-employee directors, as described in the Company’s proxy statement, filed with the SEC on April 19, 2024. It is anticipated that Mr. Galligan will assign all of his compensation received for his service as a director to JANA.

The effective date of appointment of each Agreed Nominee has not yet been determined. The Company will file an amendment to this Form 8-K to announce the effective date of such Agreed Nominee’s appointment promptly upon its determination.

Item 7.01. Regulation FD Disclosure.

On March 24, 2025, the Company issued a press release announcing the matters addressed above. A copy of the press release is furnished with this report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Cooperation Agreement, by and between Rapid7, Inc. and JANA Partners Management, LP, dated March 21, 2024.

99.1	Press Release dated March 24, 2025.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 24, 2025	Rapid 7, Inc.

	By:	/s/ Tim Adams
	Name:	Tim Adams
	Title:	Chief Financial Officer